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                                                                 Exhibit 10.2

                             MORTGAGE LOAN AGREEMENT
                             -----------------------


         THIS MORTGAGE LOAN AGREEMENT is made as of the 6th day of November, 1996 by and between OFFICEMAX, INC., an Ohio corporation (hereinafter sometimes called the "Borrower") and KEYBANK NATIONAL ASSOCIATION, a national banking association, Cleveland, Ohio (hereinafter sometimes called the "Bank").

                                    RECITALS:
                                    ---------

         The Borrower has applied to the Bank for a mortgage loan (the "Loan") in an amount of up to the Commitment Amount. The proceeds of the Loan are to be used to reimburse or restore to the Borrower sums paid by the Borrower for or in connection with the acquisition of the Land and the Building and the planning for, construction of and completion of the Expansion. The Bank is willing to make the Loan to the Borrower on the terms and subject to the conditions herein set forth.

                                   AGREEMENTS:
                                   -----------

         NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements hereinafter set forth, the Borrower and the Bank hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.1 DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the following meanings:

         "ADJUSTED LIBOR" means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by DIVIDING (i) the applicable LIBOR rate by (ii) 1.00 MINUS the Reserve Percentage, and which Adjusted LIBOR shall be automatically adjusted on and as of the effective date of any change in the Reserve Percentage.

         "AGREEMENT" means this Mortgage Loan Agreement, as the same may from time to time be amended, supplemented, restated or otherwise modified.

         "ALTA POLICY" means the loan policy of title insurance covering the Property required pursuant to Section 4.2(k).

         "APPRAISAL" shall have the meaning assigned to such term in
Section 4.2(f).

         "ASSIGNMENT OF RENTS" means the Assignment of Lessor's Interest in Leases and Rents with respect to the Property of even date with the Note granted by the Borrower to the Bank and substantially in the form of Exhibit E hereto, as the same may from time to time be amended, supplemented, restated or otherwise modified.


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         "BANK" has the meaning assigned to such term in the preamble of this Agreement.

         "BANK DEBT" means, collectively, every Indebtedness and liability now or hereafter owing by the Borrower to the Bank, whether owing by only the Borrower or by the Borrower with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by loan, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of Law, whether incurred directly to the Bank or acquired by the Bank by purchase, pledge or otherwise, and whether participated from the Bank in whole or in part.

         "BANKING DAY" means a day of the year on which banks are not required or authorized to close in Cleveland, Ohio; provided, however, that, when used in connection with the determination of LIBOR, "Banking Day" shall mean any such day on which banks are open for dealings in or quoting deposit rates for dollar deposits in the London interbank market.

         "BASIS POINT" means one-hundredth of one percent (0.01%) per annum.

         "BORROWER" has the meaning assigned to such term in the preamble of this Agreement.

         "BORROWER PROPERTY" means any real property and improvements owned, leased, used, operated or occupied by the Borrower or any of its Subsidiaries or any of their respective corporate predecessors, including any soil, surface water or groundwater on or under such real property and improvements.

         "BUILDING" means the existing two story office building occupied by the Borrower as its international headquarters and situated on the Land, including, as and when constructed, the Expansion.

         "CLOSING DATE" means the date the Loan is advanced to the Borrower pursuant to Section 3.1(a).

         "COMMITMENT" means the agreement of the Bank, subject to the terms and conditions hereof, until June 30, 1997, to advance the Loan to the Borrower in the original principal amount of the Commitment Amount.

         "COMMITMENT AMOUNT" means the lesser of (i) one hundred percent (100%) of the fair market value of the Land and the Improvements, after completion of the Expansion, as set forth in the Appraisal and (ii) Twenty-three Million Dollars ($23,000,000).


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         "COMMITMENT LETTER" means that certain commitment letter in respect of the Loan, dated March 14, 1996, by and between the Bank and the Borrower.

         "CONSOLIDATED ASSETS" means, as at the date of any determination, the net book value of all assets of the Borrower and its Subsidiaries as of such date classified as assets in accordance with generally accepted accounting principles and determined on a consolidated basis.

         "CONSOLIDATED CURRENT ASSETS" means, as at the date of any determination, the Consolidated Assets of the Borrower and its Subsidiaries as of such date classified as current assets in accordance with generally accepted accounting principles and determined on a consolidated basis.

         "CONSOLIDATED CURRENT LIABILITIES" means, as at any date of determination, an amount equal to (i) all liabilities of the Borrower and its Subsidiaries as of such date classified as current liabilities in accordance with generally accepted accounting principles and determined on a consolidated basis (including, without limitation, all accrued taxes, all principal installments of any Long-Term Indebtedness maturing within twelve months of the date of determination), MINUS (ii) the amount which is the lesser of (A) the unpaid principal balance of the Outside Loans on such date (zero, if none are outstanding) or (B) the remainder (but not less than zero) derived by subtracting the aggregate outstanding principal balance of the Loan on such date from the Total Commitment Amount; provided, however, that the aggregate outstanding principal balance of the Loan on such date, not in excess of the Total Commitment Amount, shall not be treated as a current liability.

         "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" has the meaning assigned to such term in Section 5.17.

         "CONSOLIDATED LEVERAGE RATIO" has the meaning assigned to such term in Section 5.23.

         "CONSOLIDATED LIABILITIES" means, as at any date of determination, all liabilities of the Borrower and its Subsidiaries as of such date classified as liabilities in accordance with generally accepted accounting principles and determined on a consolidated basis.

         "CONSOLIDATED NET FIXED LEASE CHARGES" means, for any fiscal period, all rental expenses, other than percentage rent, (whether accrued or paid in cash) arising from all capitalized leases or operating leases of the Borrower and its Subsidiaries for such period LESS all sublease rental payments arising from such capitalized leases or operating leases for such period, in each



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case, as determined on a consolidated basis and in accordance with generally accepted accounting principles.

         "CONSOLIDATED NET INTEREST EXPENSE" means, for any fiscal period, all expense of the Borrower and its Subsidiaries for such fiscal period classified as interest expense for such period, LESS income of the Borrower and its Subsidiaries for such fiscal period classified as interest income for such period, in each case, in accordance with generally accepted accounting principles and determined on a consolidated basis.

         "CONSOLIDATED NET PRE-TAX EARNINGS" means, for any fiscal period, the earnings (or losses) experienced by the Borrower and its Subsidiaries for such period, before provision for any income taxes, as determined on a consolidated basis and in accordance with generally accepted accounting principles.

         "CONSOLIDATED NET WORKING CAPITAL" means, as at any date of determination, the excess of (i) the Consolidated Current Assets as of such date, over (ii) the Consolidated Current Liabilities as of such date.

         "CONSOLIDATED NET WORTH" means, as at any date of determination, the excess of (i) all Consolidated Assets (after deducting all applicable reserves and excluding any re-appraisal or write-up of assets after the date of this Agreement) of the Borrower and its Subsidiaries as of such date, OVER (ii) all Consolidated Liabilities of the Borrower and its Subsidiaries as of such date, in each case determined on a consolidated basis in accordance with generally accepted accounting principles.

         "CONTROLLED GROUP" means a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as may be amended from time to time, of which any the Borrower or any Subsidiary is a part.

         "CREDIT AGREEMENT" means the Credit Agreement dated December 22, 1994, among the Borrower, as borrower thereunder; the Bank, as agent for the lenders thereunder; and the Bank and various other banks as lenders thereunder, as the same may be amended, supplemented or otherwise modified.

         "CUMULATIVE FISCAL EARNINGS" has the meaning assigned to such term in Section 5.16.

         "CUMULATIVE FISCAL PERIOD" means, in respect of any Fiscal
Year, the following fiscal period or periods, as the case may be, of that Fiscal Year that have been completed: (a) the period comprised of the first Fiscal Quarter of such Fiscal Year, (b) the period comprised of the first and second Fiscal Quarters of such Fiscal Year, (c) the period comprised of the first, second


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and third Fiscal Quarters of such Fiscal Year and (d) the period comprised of all Fiscal Quarters of such Fiscal Year.

         "DEFAULT UNDER ERISA" means (a) the occurrence or existence of a material "accumulated funding deficiency" (as defined in ERISA) in respect of any Plan within the scope of Section 302(a) of ERISA or (b) any failure by Borrower or any Subsidiary to make a full and timely payment of premiums required by Section 4001 of ERISA in respect of any Plan, or (c) the occurrence or existence of any material liability under Section 4062, 4063, 4064, 4069, 4201, 4217 or 4243 of ERISA in respect of any Plan, or (d) the occurrence or existence of any material breach of any other Law or regulation in respect of any such Plan, or (e) the institution or existence of any action for the forcible termination of any such Plan which is within the scope of Section 4001(a)(3) or (15) or ERISA. As used in this definition, "material" means the measure of a matter of significance which shall be determined as being an amount equal to or greater than Ten Million Dollars ($10,000,000).

         "DISTRIBUTION" means any payment made, liability incurred and other consideration (other than any stock dividend, or stock split or similar distributions payable only in capital stock of the Borrower or any redemption in cash of fractional shares of the Borrower's capital stock in the ordinary course of the Borrower's business) given (i) for the purchase, acquisition, redemption or retirement of any capital stock of the Borrower or (ii) as a dividend, return of capital or other distribution of any kind in respect of the Borrower's capital stock outstanding at any time.

        "ENVIRONMENTAL LAWS" means any federal, state or local Law, regulation, ordinance, or order pertaining to the protection of the environment and the health and safety of the public, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 USC Sections 9601 ET SEQ.; the Resource Conservation and Recovery Act ("RCRA"), 42 USC Sections 6901 ET SEQ., the Hazardous Materials Transportation Act, 49 USC Sections 1801 ET SEQ., the Federal Water Pollution Control Act (33 USC Sections 1251 ET SEQ.), the Toxic Substances Control Act (15 USC Sections 2601 ET SEQ.) and the Occupational Safety and Health Act (29 USC Sections 651 ET SEQ.), and all similar state, regional or local Laws, treaties, regulations, statutes or ordinances, common Law, civil Laws, or any case precedents, rulings, requirements, directives or requests having the force of Law of any foreign or domestic governmental

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authority, agency or tribunal, and all foreign equivalents thereof, as the same have been or hereafter may be amended, and any and all analogous future Laws, treaties, regulations, statutes or ordinances, common Law, civil Laws, or any case precedents, rulings, requirements, directives or requests having the force of Law of any foreign or domestic governmental authority, agency or tribunal and the regulations promulgated pursuant thereto, which governs: (i) the existence, cleanup and/or remedy of contamination on property; (ii) the emission or discharge of Hazardous Materials into the environment; (iii) the control of hazardous wastes; (iv) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Materials; or (v) the maintenance and development of wetlands.

         "ERISA" means the Employee Retirement Income Security Act of 1974 (Public Law 93406), as amended, and in the event of any amendment affecting any section thereof referred to in this Agreement, that reference shall be reference to that section as amended, supplemented, replaced or otherwise modified.

         "ERISA AFFILIATE" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's Controlled Group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended from time to time.

         "ERISA REGULATOR" means any governmental agency (such as the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation) having any regulatory authority over any Plan.

         "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "EVENT OF DEFAULT" has the meaning assigned to such term in
Article 7.

         "EXPANSION" means the expansion of the Building of approximately 101,000 square feet, to be constructed after the date hereof, as more fully described in the Plans and Specifications.

         "FED FUNDS RATE" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by it.

         "FISCAL QUARTER" means any of the four consecutive three-month fiscal accounting periods collectively forming a Fiscal

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







Year of the Borrower consistent with the Borrower's past practice.

         "FISCAL YEAR" means the Borrower's regular annual accounting period which shall end January 25, 1997, in respect of the Borrower's current annual accounting period, and which thereafter shall consist of successive twelve-month periods ending on the Saturday immediately preceding the last Wednesday in January of each calendar year.

         "FOUR FISCAL QUARTER PERIOD" means a period consisting of four consecutive Fiscal Quarters, whether or not in the same Fiscal Year.

         "FUNDED SENIOR DEBT" means, as at the date of any determination, the sum of all Indebtedness of the Borrower and its Subsidiaries in respect of (i) the outstanding principal amount of the Obligations of the Borrower to the Bank under this Agreement at such date and any other Bank Debt at such date and (ii) the principal amount of any other outstanding Indebtedness for Borrowed Money, other than Subordinated Indebtedness.

         "GUARANTOR" means one who pledges his credit or property in any manner for the payment or other performance of the Indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of collection or payment), any obligor in respect of a standby letter of credit or surety bond issued for the obligor's account, and surety, any co-maker, any endorser, and anyone who agrees conditionally or otherwise to make any loan, purchase or investment in order thereby to enable another to prevent or correct a default of any kind.

         "GUARANTY" means the obligation of a Guarantor.

         "HAZARDOUS MATERIAL" means and include (i) any asbestos or other material composed of or containing asbestos which is, or may become, even if properly managed, friable, (ii) petroleum and any petroleum product, including crude oil or any fraction thereof, and natural gas or synthetic natural gas liquids or mixtures thereof, (iii) any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) CERCLA or RCRA, any so-called "Superfund" or "Superlien" law, or any other applicable Environmental Laws, and (iv) any other substance whose generation, handling, transportation, treatment or disposal is regulated pursuant to any Environmental Laws.

         "IMPROVEMENTS" means, collectively, the Building, the Expansion (as and when constructed), roadways, parking areas, utility facilities and other improvements to the Land.

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         "INDEBTEDNESS" means, with respect to any Person, without duplication,
(i) Indebtedness for Borrowed Money, (ii) obligations to pay the deferred purchase price of property or services, (iii) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iv) all obligations of such Person as an account party in respect of letters of credit or banker's acceptances, (v) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA, (vi) obligations secured by any Lien on the properties or assets of the Person, (vii) obligations of such Person in respect of currency, interest rate swap, foreign exchange or comparable transactions and
(viii) obligations under direct or indirect Guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (viii) above.

         "INDEBTEDNESS FOR BORROWED MONEY" means, with respect to any Person, without duplication, all obligations of such Person for money borrowed including, without limitation, all notes payable, and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, Subordinated Indebtedness), capitalized lease or purchase money obligations and obligations upon which interest charges are customarily paid or discounted, and all Guaranties of such obligations for money borrowed.

         "INTEREST PERIOD" means, initially, the period commencing on the date of the Initial Credit Event (and, subsequently, the date of a Rate Conversion or Rate Continuation) and ending on the numerically corresponding day of the period selected by the Borrower pursuant to the provisions hereof. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may select, upon delivery to the Bank of a Rate Conversation/Continuation Request therefor in accordance with Section 3.2 hereof; provided, however, that:

              (i) no Interest Period may end on a date later than the last day of the Term;

             (ii) if there is no such numerically corresponding day in the month that is such, as the case may be, first, second, third or sixth month after the commencement of an Interest Period, such Interest Period shall end on the last day of such month;

            (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Banking Day, the last day of such Interest Period shall be



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                           extended to occur on the next succeeding Banking
                           Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Banking Day; and

             (iv) the Borrower may not select any Interest Period ending after the date of any scheduled reduction in the principal amount of the Loan unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loan accruing interest at the Prime Rate, taken together with the principal amount of any then outstanding LIBOR Portions having Interest Periods ending on or prior to the date of such scheduled principal reduction, shall be at least equal to the amount of such scheduled principal reduction.

         "LAND" means all of that certain tract of real property owned by the Borrower situated in the City of Shaker Heights, Ohio and being more particularly described on Schedule 1.1A attached hereto and made a part hereof.

         "LAST LIBOR" has the meaning assigned to such term in
Section 3.3(c).

         "LAW" means any law, treaty, regulation, statute or ordinance, common law, civil law, or any case precedent, ruling, requirement, directive or request having the force of law of any foreign or domestic governmental authority, agency or tribunal.

         "LIBOR" means, with respect to any Interest Period, an interest rate per annum (rounded upward to the nearest 1/16th of 1%) equal to the average of the per annum rates at which deposits in immediately available funds in United States dollars approximately equal in principal amount to the Loan and for a maturity comparable to the Interest Period are offered to the Reference Bank by prime banks in any Eurodollar market reasonably selected by the Reference Bank, determined as of 11:00 a.m. London time (or as soon thereafter as practicable), two (2) Banking Days prior to the beginning of the relevant Interest Period.

         "LIBOR BASED RATE" means, as to any Interest Period, the per annum rate of interest equal to Adjusted LIBOR, PLUS ninety (90) Basis Points.

         "LIBOR PORTION" has the meaning assigned to such term in
Section 3.2(b).


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         "LIBOR PREPAYMENT COMPENSATION RATE" has the meaning assigned to such term in Section 3.3(c).

         "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

         "LOAN" means the mortgage loan described in Article 3 hereof.

         "LOAN COMMITMENT FEE" has the meaning assigned to such term in Section 3.4(a).

         "LONG-TERM INDEBTEDNESS" means, as at the date of any determination, all Indebtedness for Borrowed Money of the Borrower or its Subsidiaries (i) which matures no earlier than one (1) year from the time of determination, or
(ii) which matures less than one (1) year from the time of determination but which may have its maturity extended, at the option of the obligor thereunder, to one (1) year or later from the time of determination.

         "MATERIAL ADVERSE EFFECT" means the occurrence or existence of (a) a material adverse effect on the business, operations or financial condition of the Borrower and its Subsidiaries on a consolidated basis, or (b) a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, or (c) a material adverse effect on the legality, validity or enforceability of the Borrower's obligations under this Agreement.

         "MATERIAL PLAN CHANGE" means any change to the Plans and Specifications which provides for any (i) material diminution in the size of the Expansion or in the quality of construction thereof or (ii) change in the type or utility of the Expansion.

         "MORTGAGE" means the Open-End Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing with respect to the Property of even date with the Note granted by the Borrower to the Bank, in substantially the form of Exhibit D attached hereto, as from time to time supplemented or amended.

         "NOTE" means the note or notes executed and delivered pursuant to
Section 3.1(b) hereof.

         "OBLIGATIONS" means the obligations of the Borrower under this Agreement, including, without limitation, the outstanding principal and accrued interest in respect of the Loan, any Indebtedness of the Borrower to the Bank in respect of any currency, interest rate swap, foreign exchange or comparable transactions, all fees owing to the Bank, and any expenses, taxes, compensation or other amounts owing under this Agreement or the Note, including, without limitation, pursuant to Sections 3.3, 3.4, 3.7, 3.8, 3.9 or 10.4 and any and all other amounts owed by the Borrower to the Bank pursuant to this Agreement or the Note.

         "OTHER TAXES" has the meaning assigned to such term in
Section 3.9.

         "OUTSIDE LOANS" has the meaning assigned to such term in
Section 5.11.

         "PERMITTED ENCUMBRANCES" means the utility, access and other easements, rights-of-way, mineral rights, restrictions and other matters set forth on
Schedule 1.1B attached hereto and made a part hereof.

         "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

         "PERSONAL PROPERTY" means all of the Borrower's right, title and interest in and to the Intangible Personal Property (as defined in the Mortgage) and in and to all furniture, furnishings, fixtures, equipment, rents and other personal property of every kind and nature (other than inventory, as defined in Chapter 1309, Ohio Revised Code), whether tangible or intangible, now or hereafter acquired and owned by the Borrower located at, used in connection with, derived from or relating to the Land, the Improvements or other Personal Property; provided, however, that personal property in the nature of the Borrower's office desks and chairs, other office furniture and furnishings, and office computers used in the operation and management of the Borrower's business shall not be deemed to be Personal Property.

         "PLAN" means any employee pension benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, established or maintained by the Borrower, any Subsidiary, or any member of the Controlled Group, or any such Plan to which the Borrower, any Subsidiary, or any member of the Controlled Group is required to contribute on behalf of any of its employees (other than a Multi-Employer Plan, as that term is defined in Section 414(f) of the Internal Revenue Code as currently in effect).

         "PLANS AND SPECIFICATIONS" has the meaning assigned to such term in Section 4.1(c).

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


         "POSSIBLE DEFAULT" means an event, condition or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, any Event of Default referred to in
Article 7 hereof and which has not been appropriately waived by the Bank in writing or fully corrected prior to becoming an actual Event of Default.

         "PREPAYMENT LIBOR" has the meaning assigned to such term in
Section 3.3(c).

         "PRIME RATE" shall mean the higher of (i) the per annum rate equal to the Fed Funds Rate PLUS one and one-half percent (1.5%) or (ii) that interest rate established from time to time by the Bank as the Bank's Prime Rate (or equivalent rate otherwise named), whether or not such rate is publicly announced; the Prime Rate may not necessarily be the lowest interest rate charged by the Bank for commercial or other extensions of credit.

         "PROPERTY" means, collectively, the Land, the Improvements and the Personal Property.

         "RATE CONTINUATION" means, at the conclusion of any given Interest Period, the election of a successive Interest Period of the same duration pursuant to Section 3.2.

         "RATE CONVERSION" means, at the conclusion of any given Interest Period, the election of a conversion from one permissible Interest Period to another permissible Interest Period pursuant to Section 3.2.

         "RATE CONVERSION/CONTINUATION REQUEST" means a request for Rate Conversion or Rate Continuation in the form of Exhibit B hereto made pursuant to
Section 3.2.

         "RECEIVABLE" means a claim for moneys due or to become due, whether classified as a contract right, account, chattel paper, instrument, general intangible or otherwise.

         "REFERENCE BANK" means the Cayman Islands branch office of the Bank.

         "REGULATORY CHANGE" means any change in United States federal, state or foreign Laws or regulations or the adoption or making of any interpretations, directives or requests of or under any United States federal, state or foreign Laws or regulations (whether or not having the force of Law) by any court or governmental authority charged with the interpretation or administration thereof.

         "RELATED WRITING" means any assignment, mortgage, security agreement, note, guaranty, subordination agreement, financial statement, certificate, audit report or other writing furnished by the Borrower or any of its officers to the Bank pursuant to or otherwise in connection with this Agreement, including, without limitation, the Mortgage, the Assignment of Rents and the Swap Agreement.

         "REPORTABLE EVENT" means a reportable event as that term is defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

         "RESERVE PERCENTAGE" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of "Eurocurrency Liabilities".

         "SEC" means the Securities and Exchange Commission.

         "SUBORDINATED INDEBTEDNESS" means all Indebtedness of the Borrower or its Subsidiaries, now or hereafter existing, that is expressly subordinated and made junior to the payment and performance in full of the Obligations and which subordination is evidenced by written agreement in form and substance satisfactory to the Bank.

         "SUBSIDIARY" means an existing or future corporation, the majority of the outstanding capital stock or voting power, or both, of which is owned at the time in question by the Borrower or by any Subsidiary of the Borrower or by any combination of the Borrower and such company.

         "SWAP AGREEMENT" means the Master Exchange Agreement between the Borrower and the Bank dated January 2, 1996.

         "SWINGLINE FACILITY" means the discretionary line of credit offered to the Borrower, in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000), pursuant to the Credit
Agreement.

         "TAXES" has the meaning assigned to such term in Section
3.9(a).

         "TERM" means the term of the Loan, namely, the period from the Closing Date through March 31, 2007, or the Loan's earlier maturity, whether by acceleration, prepayment or otherwise.

The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

         SECTION 1.2 COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specific date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

         SECTION 1.3 ACCOUNTING TERMS. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time; provided, however, that, for purposes of determining satisfaction of the financial tests set forth in the definitions of Consolidated Net Worth and compliance with the covenants set forth in Article 5, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles as in effect on the date of this Agreement and in all cases shall be applied on a basis consistent with those applied in the preparation of the audited financial statements referred to in Section 6.5.

         SECTION 1.4 CALENDAR QUARTERS. In this Agreement "calendar quarter" shall mean any of the four three-month periods during a calendar year ending on March 31, June 30, September 30 and December 31 of such year.

                                    ARTICLE 2
                           AMOUNT AND NATURE OF CREDIT

         SECTION 2.1 AMOUNT AND NATURE OF CREDIT. Subject to the terms and conditions set forth in this Agreement, the Bank hereby agrees to advance the Loan to the Borrower in an original principal amount, specified by the Borrower to the Bank in writing no later than five (5) Banking Days prior to the Closing Date, not to exceed the Commitment Amount.

         SECTION 2.2 PURPOSE OF FACILITY. The Borrower shall use the proceeds of the Loan hereunder to reimburse or restore to the Borrower sums paid by the Borrower for or in connection with the acquisition of the Land and the Building and the planning for, construction of and completion of the Expansion.

                                    ARTICLE 3
                                    THE LOAN

         SECTION 3.1 THE LOAN.

         (a) ADVANCE OF LOAN; CLOSING DATE. On a date designated by the Borrower in a written notice delivered to the Bank not more than 45 days, nor less than 20 days, prior to the date so designated, which in no event shall be later than June 30, 1997

(the "Closing Date"), the Bank will advance the Loan to the Borrower, subject to the terms and conditions of this Agreement, including, without limitation, the Borrower's satisfaction of all of the conditions precedent set forth in Article 4 hereof. If the Loan is not advanced by the close of business June 30, 1997, the Commitment shall expire, unless such failure to be advanced timely was caused by default by the Bank in the performance of any obligation hereunder.

         (b) NOTE. The obligation of the Borrower to repay the Loan and to pay interest thereon shall be evidenced by a term loan note (the "Note") of the Borrower substantially in the form of Exhibit A hereto, with appropriate insertions, dated the Closing Date and payable to the order of the Bank in the face principal amount of the Loan.

         SECTION 3.2      INTEREST.

         (a) RATES. The Borrower shall pay interest on the unpaid principal amount of the Loan from time to time outstanding from the date of advance of the Loan until such principal amount shall be paid in full (i) as to those portions of the principal of the Loan designated by the Borrower as LIBOR Portions, at the LIBOR Based Rate for the Interest Period applicable to each such LIBOR Portion then comprising a part of the Loan, payable (A) on the last day of each Interest Period and (B) if such Interest Period has a duration of more than three months, also three months after the first day of such Interest Period and on the last day of such Interest Period and (C) also on the last day of the Term (whether by reason of acceleration or otherwise), and (ii) as to the remainder of the principal of the Loan, at the Prime Rate, payable (A) on the last day of each calendar quarter and (B) also on the last day of the Term (whether by reason of acceleration or otherwise).

         (b) SELECTION OF LIBOR PORTIONS AND INTEREST PERIODS; RATE CONVERSION AND CONTINUATION. On a date which is at least three (3) Banking Days prior to the Closing Date, the Borrower shall designate to the Bank the portions of the Loan, if any, as to which the initial Interest Period will be, respectively, one
(1) month, two (2) months, three (3) months and six (6) months (each such portion of the Loan then and thereafter designated, or deemed designated, by the Borrower pursuant to the terms of this Section 3.2 to bear interest at the LIBOR Based Rate for a particular Interest Period being a "LIBOR Portion"). Each LIBOR Portion shall be in an amount of One Million Dollars ($1,000,000) or an integral multiple thereof. Thereafter, the Borrower shall have the right to cause a Rate Conversion or Rate Continuation in respect of a LIBOR Portion, upon request delivered by the Borrower to the Bank not later than 12:00 noon (Cleveland, Ohio time) (i) on the day which is three (3) Banking Days prior to the Banking Day upon which the Borrower desires to continue any given

Interest Period applicable to a LIBOR Portion for an additional Interest Period of the same duration, or (ii) on the day which is three (3) Banking Days prior to the Banking Day upon which the Borrower desires to convert any given Interest Period applicable to a LIBOR Portion into a different permissible Interest Period.

Each such designation or request for a conversion or continuation (a "Rate Conversion/Continuation Request") shall be transmitted by the Borrower to the Bank, by telecopier, telex or cable (in the case of telex or cable, confirmed in writing prior to the effective date of the Rate Conversion or Rate Continuation requested), in substantially the form of Exhibit B hereto, specifying the Interest Period elected. The Borrower may make Rate Conversion/Continuation Requests telephonically so long as written confirmation thereof is received by the Bank by 1:00 p.m. (Cleveland, Ohio time) on the same day of such telephonic Rate Conversion/Continuation Request. The Bank may rely on such telephonic Rate Conversion/Continuation Request to the same extent that the Bank may rely on a written Rate Conversion/ Continuation Request. Each Rate Conversion/Continuation Request, whether telephonic or written, shall be irrevocable and binding on the Borrower and subject to the indemnification provisions of this Article 3. The Borrower shall bear all risks related to giving any Rate Conversion/Continuation Request telephonically or by such other method of transmission as Borrower shall elect.

    (c) INTEREST RATE DETERMINATION.

(i) BANK DETERMINATION; NOTICE. The Bank shall determine the Adjusted LIBOR in accordance with the definition of LIBOR Rate and Adjusted LIBOR set forth in Section 1.1. The Bank shall give prompt notice to the Borrower of the applicable interest rate determined by the Bank for purposes of this Section 3.2.

(ii) FAILURE OF BORROWER TO ELECT. If the Borrower fails to deliver to the Bank a Rate Conversion/Continuation Request as required herein prior to the expiration of an Interest Period, as to the LIBOR Portion applicable to such Interest Period, the Borrower shall be deemed to have selected an Interest Period with a duration of one (1) month, unless such one month duration would contravene the requirements of the definition of Interest Period in Section 1.1, in which case the Borrower shall be deemed to have elected to have such portion of the Loan principal bear interest at the Prime Rate.

         SECTION 3.3 REPAYMENTS AND PREPAYMENTS OF PRINCIPAL;
PREPAYMENT COMPENSATION.

         (a) REPAYMENT. The Borrower shall repay to the Bank the outstanding principal amount of the Loan in consecutive quarter-annual installments, the first of which shall be due on the last day of the calendar quarter immediately following the calendar quarter in which the Closing Date occurs, and the last of which shall be due on March 31, 2007. Each such installment, other than the last such installment, shall be in an amount equal to one sixty-eighth (1/68) of the original principal amount of the Loan; and the last such installment, on March 31, 2007, shall be in the amount of the entire remaining unpaid principal balance of the Loan.

         (b) PERMITTED PREPAYMENTS. The Borrower may prepay the Loan, or any portion thereof, (i) as to any LIBOR Portion or any portion thereof, not later than 12:00 noon (Cleveland, Ohio time), upon at least two (2) Banking Days' notice to the Bank stating the proposed date and principal amount of the prepayment, or (ii) as to any portion of the Loan on which interest is accruing at the Prime Rate, not later than 12:00 noon (Cleveland, Ohio time), upon notice to the Bank at least prior to that hour; and, upon such notice, shall prepay the principal amount of the Loan so proposed, together with accrued interest to the date of such prepayment on the principal amount prepaid. Any prepayment of a LIBOR Portion of the Loan, or any portion thereof, shall obligate the Borrower to reimburse the Bank in respect thereof pursuant to Section 3.3(c).

         (c) PREPAYMENT COMPENSATION. If any LIBOR Portion or any portion thereof is prepaid (or as to which the interest rate on such Portion or portion thereof is converted to the Prime Rate) on a date which is other than the last day of the Interest Period applicable thereto, the Borrower shall pay to the Bank prepayment compensation as herein provided. In case of any prepayment, the Borrower agrees that if Adjusted LIBOR, as determined as of 11:00 a.m. London time, two (2) Banking Days prior to the date of prepayment (hereafter, "Prepayment LIBOR") shall be lower than the last Adjusted LIBOR previously determined (hereinafter, "Last LIBOR"), then the Borrower shall, upon written notice by the Bank, promptly pay to the Bank, in immediately available funds, compensation for such prepayment measured by a rate (the "LIBOR Prepayment Compensation Rate") which shall be equal to the difference between the Last LIBOR and the Prepayment LIBOR. In determining the Prepayment LIBOR, the Bank shall apply a rate equal to Adjusted LIBOR for a deposit approximately equal to the amount of such prepayment which would be applicable to an Interest Period commencing on the date of such prepayment and having a duration as nearly equal as practicable to the remaining duration of the actual Interest Period during which such prepayment is to be made. The prepayment compensation shall be computed for the period commencing with the date on which such prepayment is to be made to that date which coincides with the last day of the Interest Period previously established in respect of the portion so prepaid.

         SECTION 3.4  FEE.

         (a) LOAN COMMITMENT FEE. Simultaneously with the Borrower's execution hereof, the Borrower has paid to the Bank a Loan Commitment Fee (the "Loan Commitment Fee") equal to Two Hundred and Thirty Thousand Dollars ($230,000).

         (b) FEE NONREFUNDABLE. The Borrower agrees that the Loan Commitment Fee shall be deemed earned by the Bank in full upon its execution and delivery of this Agreement and shall not be refundable under any circumstances, except in the case of a default by the Bank in the performance of any obligation hereunder.

         SECTION 3.5 DEFAULT INTEREST; LATE CHARGE. If any principal, interest or fees due under this Agreement shall not be paid when due (after giving effect to the five (5) day grace period set forth in Section 7.1), or if the Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision of acceleration of maturity therein contained, the unpaid principal thereof and the unpaid interest and fees thereon shall bear interest, payable on demand, at a rate per annum which shall be equal at all times to the greater of (i) two hundred (200) Basis Points in excess of the rate per annum required to be paid on the Loan immediately prior to the date on which such amount became due or (ii) two hundred (200) Basis Points in excess of the Bank's Prime Rate from time to time in effect. The Borrower acknowledges that this calculation will result in the accrual of interest on interest and the Borrower expressly consents and agrees to this provision. If any payment of principal or interest on the Note (other than the final installment of principal due March 31, 2007) or any payment of any other fee or payment payable by the Borrower hereunder or under any Related Writing is not paid within five (5) days after the same becomes due and payable, the Borrower shall pay to the Bank on demand a late charge equal to the greater of (x) Twenty-Five Dollars ($25) or
(y) five percent (5%) of the amount of such overdue payment.

         SECTION 3.6  PAYMENTS AND COMPUTATIONS.

    (a) PAYMENTS. The Borrower shall make each payment hereunder and under the Note with respect to principal of, interest on, and other amounts relating to the Loan, not later than 11:00 A.M. (Cleveland, Ohio time) on the day when due in dollars to the Bank in immediately available funds by deposit of such funds to the Bank's account maintained at the Bank's offices at 127 Public Square, Cleveland, Ohio 44114 or such other place as the Bank from time to time may designate in writing. Payments received after 12:00 noon (Cleveland, Ohio time) on any day shall be deemed to have been received on the next succeeding Banking Day.

         (b) AUTHORIZATION TO CHARGE ACCOUNT. If and to the extent payment owed to the Bank is not made when due hereunder or under the Note, the Borrower hereby authorizes the Bank to charge any amount so due from time to time against any or all of the Borrower's general deposit accounts with the Bank.

         (c) COMPUTATIONS OF INTEREST AND FEES. All computations of interest and fees shall be made by the Bank on the basis of a year of 360 days in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Bank of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (d) PAYMENT NOT ON BANKING DAY. Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, except, that, if such extension would cause payment of interest on or principal of the Loan to be made in the next following calendar month, such payment shall be made on the immediately preceding Banking Day. Any such extension or reduction of time shall in such case be included in the computation of payment of interest.

         SECTION 3.7  RESERVES; TAXES; INDEMNITIES.

         (a) RESERVES OR DEPOSIT REQUIREMENTS. If at any time any Law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of Law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the LIBOR interest rate in question) against assets held by, or deposits in or for the amount of any loans by, the Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost to the Bank of making or maintaining hereunder the Loan bearing an interest rate calculated based on LIBOR or to reduce the amount of principal or interest received by the Bank with respect to the Loan), then upon demand by the Bank the Borrower shall pay to the Bank from time to time on Interest Adjustment Dates with respect to such loans, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify the Bank for such increased cost or reduced amount, assuming (which assumption the Bank need not corroborate) such additional cost or reduced amount was allocable to the Loan, provided that the Bank also contemporaneously charges proportionately equivalent amounts to other borrowers whose LIBOR loans cause the Bank to incur increased costs for similar reasons and as to whom the Bank has the legal right to do so. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this
Section 3.7(a), setting forth the calculations therefor, shall be promptly submitted by the Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this Agreement, after any such demand for compensation by the Bank, the Borrower, upon at least three (3) Banking Days' prior written notice to the Bank, may prepay the Loan or, pursuant to the terms of Section 3.2, elect to have the LIBOR Portions of the Loan bear interest at the Prime Rate. Any such prepayment or conversion to Prime Rate shall entitle the Bank to the prepayment compensation, if any, provided for in Section 3.3 hereof. The Bank will notify the Borrower as promptly as practicable of the existence of any event which will likely require the payment by the Borrower of any such additional amount under this Section.

         (b) IMPOSITION OF TAXES. In the event that by reason of any Law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of Law, the Bank shall, with respect to this Agreement or any transaction under this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of the Bank) and if any such measures or any other similar measure shall result in an increase in the cost to the Bank of making or maintaining any loan bearing an interest rate calculated based on LIBOR or in a reduction in the amount of principal, interest or Loan Commitment Fee receivable by the Bank in respect thereof, then the Bank shall promptly notify the Borrower stating the reasons therefor. The Borrower shall thereafter pay to the Bank upon demand from time to time on each Interest Adjustment Date, as additional consideration hereunder, such additional amounts as will fully compensate the Bank for such increased cost or reduced amount, provided that the Bank also contemporaneously charges proportionately equivalent amounts to other borrowers whose LIBOR loans cause the Bank to incur increased costs for similar reasons and as to whom the Bank has the legal right to do so. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by the Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this Agreement, after any such demand for compensation by the Bank, the Borrower, upon at least three (3) Banking Days prior written notice to the Bank may prepay the Loan or, pursuant to the terms of Section 3.2, elect to have the LIBOR Portions of the Loan bear interest at the Prime Rate. Any such prepayment or conversion to Prime Rate shall entitle the Bank to prepayment compensation, if any, provided for in Section 3.3 hereof.

         (c) EURODOLLAR DEPOSIT UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In the event that the Bank shall have determined that dollar deposits of the relevant amount for an Interest Period is not available to the Reference Bank in the applicable Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate applicable to such Interest Period, as the case may be, the Bank shall promptly give notice of such determination to the Borrower, and the Borrower shall be obligated to prepay each LIBOR Portion of the Loan on the last day of the then current Interest Period applicable thereto or, pursuant to the terms of Section 3.2, elect to have such Portion thereafter bear interest at the Prime Rate. Any such prepayment or conversion to Prime Rate shall entitle the Bank to prepayment compensation, if any, provided for in Section 3.3 hereof.

         (d) INDEMNITY. Without prejudice to any other provisions of this
Article 3, the Borrower hereby agrees to indemnify the Bank against any loss or expense which the Bank may sustain or incur as a consequence of any default by the Borrower in payment when due of any amount due hereunder, including, but not limited to, any loss of profit, premium or penalty incurred by the Bank in respect of funds borrowed by it for the purpose of making or maintaining the Loan, as determined by the Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by the Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

         (e) CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL. If at any time any new Law, or any change in any existing Law, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for the Bank to continue to have outstanding an extension of credit bearing interest determined in accordance with LIBOR with moneys obtained in the Eurodollar market, the Bank shall by written notice to the Borrower declare each LIBOR Portion of the Loan due and payable in full, and the Borrower shall, on the earlier of (i) the last day of the then current Interest Period or (ii) if required by such Law, interpretation, or guideline, on such date as shall be specified in such notice, prepay all LIBOR Portions of the Loan in full, provided that, in lieu of prepayment, pursuant to the terms of
Section 3.2, the Borrower may elect to have such LIBOR Portions bear interest at the Prime Rate. Any such prepayment or conversion to Prime Rate shall entitle the Bank to prepayment compensation as provided in Section 3.3 hereof.

         SECTION 3.8 CAPITAL ADEQUACY. If after the date of this Agreement the Bank shall have determined that any applicable Law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of Law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital allocated to the transactions contemplated by this Agreement (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which the Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 30 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank (or its holding company) for such reduction, provided that the amounts allocated to the Borrower hereunder are done so in good faith and equitably as compared with the amounts allocated for similar reasons to other indebtedness owing to the Bank (or institutions of such holding company) by other borrowers thereof. The Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods. Failure on the part of the Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of the Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section 3.8 shall be available to the Bank regardless of any possible contention of the invalidity or inapplicability of the Law, regulation or other condition which shall have been imposed.

         SECTION 3.9 TAXES.

         (a) TAXES; WITHHOLDING. Any and all payments by the Borrower hereunder, under the Note or the other Related Writings shall be made, in accordance with the provisions of Article 3, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the Laws of which the Bank is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as

"Taxes"). If the Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to the Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.9) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law. All such Taxes shall be paid by the Borrower prior to the date on which penalties attach thereto or interest accrues thereon; provided, however, that, if any such penalties or interest become due, the Borrower shall make prompt payment thereof to the appropriate governmental authority. The Borrower shall indemnify the Bank for the full amount of such Taxes (including any Taxes on amounts payable under this Section 3.9) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Any indemnification payment shall be made within thirty (30) days from the date the Bank makes written demand therefor.

         (b) STAMP TAXES. The Borrower agrees to pay, and will indemnify the Bank for, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Note (hereinafter referred to as "Other Taxes").

         (c) OTHER TAXES. The Borrower will indemnify the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.9) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Any indemnification payment shall be made within thirty (30) days from the date the Bank makes written demand therefor.

         (d) REQUEST FOR REFUND. At the reasonable request of the Borrower, the Bank shall apply at the Borrower's expense for a refund in respect of Taxes or Other Taxes previously paid by the Borrower pursuant to this Section 3.9 if in the opinion of the Bank there is a reasonable basis for such refund. Notwithstanding the foregoing, the Bank shall not be obligated to pursue such refund if, in its sole good faith judgment, such action would be disadvantageous to it. If the Bank subsequently receives from a taxing authority a refund of any Tax previously paid by the Borrower and for which the Borrower has indemnified the Bank pursuant to this Section 3.9, the Bank shall within thirty (30) days after receipt of such refund, and to the extent permitted by applicable Law, pay to the Borrower the net amount of any such recovery after deducting taxes and expenses attributable thereto.

         (e) FURNISHING OF CERTIFICATE. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof. The Borrower hereby represents and warrants to the Bank as of the date hereof that no Taxes are payable in respect of any payment made hereunder. If Taxes ever become payable in respect of any payment hereunder or under the Note made during a Fiscal Quarter and such Taxes are not timely paid, thereafter the Borrower will furnish to the Bank, within (30) days after the end of such Fiscal Quarter, a certificate from the Borrower stating that any payments made during such Fiscal Quarter are exempt from or not subject to Taxes, or shall pay such Taxes and furnish notice to the Bank as provided for in the first sentence hereof (except only those so long as and to the extent that the same shall be contested in good faith by appropriate proceedings, if in the judgment of the Bank any such delay in payment will not adversely affect the Bank in any material respect).

         (f) SURVIVAL OF PROVISION. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and liabilities of the Borrower contained in this Section 3.9 shall survive the payment in full of the Loan, interest thereon and termination of the Commitment hereunder.

                                    ARTICLE 4

                    OPENING COVENANTS; CONDITIONS TO CLOSING

    SECTION 4.1 OPENING COVENANTS. Prior to or concurrently with the execution and delivery of this Agreement, the Borrower shall furnish to the Bank the following:

         (a) BORROWER CERTIFICATE. A certificate executed by an authorized officer of the Borrower and a secretary or assistant secretary of the Borrower certifying (a) the resolutions of the Board of Directors of the Borrower authorizing the execution, performance and delivery of this Agreement, the Note and all other Related Writings, (b) the names and signatures of the officers of the Borrower executing or attesting to such documents, (c) as true, correct and in full force and effect without amendment or revocation on the Closing Date the Articles of Incorporation and Regulations of the Borrower and (d) the absence of any Event of Default or Possible Default;

         (b) CERTIFIED ORGANIZATIONAL DOCUMENTS; GOOD STANDING CERTIFICATES. The Articles of Incorporation or Certificate of Incorporation of the Borrower, certified by the office of the

Secretary of State of Ohio, and a certificate of good standing for the Borrower, certified by such office;

         (c) PLANS AND SPECIFICATIONS. Plans and specifications in respect of the Expansion (collectively, and as hereinafter modified, the "Plans and Specifications"; provided that (i) the Borrower shall give the Bank at least five (5) Banking Days' prior notice of any change thereto, and (ii) any Material Plan Change shall be approved by the Bank in writing, which approval shall not be withheld or delayed unreasonably).

         (d) ENGINEER'S CERTIFICATION. A certification by a registered engineer (or other evidence reasonably satisfactory to the Bank) that utilities are available and are adequate to service all of the Improvements, including the Expansion for the present and currently contemplated future use of the Property.

         (e)LEASES. True copies of all leases, if any, existing or proposed, covering any portion of the Property.

         (f) LOAN COMMITMENT FEE. Payment of the full amount of the Loan Commitment Fee, in immediately available funds;

         (g) PAYMENT OF THE BANK'S LEGAL FEES. Evidence of payment to the Bank of the legal fees and expenses of the Bank; and

         (h) CREDIT AGREEMENT CONSENT AND WAIVER. A consent by the "Bank" parties to the Credit Agreement to the Lien of the Mortgage and the Assignment of Rents notwithstanding the provisions of Section 8.10 of the Credit Agreement and a waiver by such "Bank" parties of the sharing provisions of Section 11.4 of the Credit Agreement with respect to the proceeds of foreclosure of (or deed in lieu thereof), or other sums realized from, the Lien and security interest of the Mortgage and the Assignment of Rents, which consent and waiver shall be joined in by the Borrower and any guarantors of its obligations under the Credit Agreement, and which shall be in form and substance reasonably satisfactory to the Bank.

         SECTION 4.2 PRIOR TO THE ADVANCE OF THE LOAN. As conditions to the Bank's advance of the Loan, (i) as of the Closing Date, there shall not have occurred or arisen any event or condition which would have a Material Adverse Effect on the Borrower, and (ii) prior to or concurrently with the closing of the Loan on the Closing Date, the Borrower shall furnish to the Bank, at the cost and expense of the Borrower, originals or copies of the following:

         (a) NOTE. The Note, in favor of the Bank, in the principal amount of the Loan, duly executed by the Borrower;

         (b) LEGAL OPINION. A favorable opinion of counsel for the Borrower substantially in the form of Exhibit C hereto;

         (c) BORROWER CERTIFICATE. A certificate executed by an authorized officer of the Borrower and a secretary or assistant secretary of the Borrower certifying (a) as true, correct and in full force and effect without amendment or revocation on such date, the Articles of Incorporation and Regulations of the Borrower and (b) the absence of any Event of Default or Possible Default;

         (d) ENGINEERING REPORT. A certification from a licensed architect or engineer certifying that the Expansion is fully completed and is in all material respects in accordance with the Plans and Specifications, that all Improvements comply in all material respects with building code and other applicable governmental requirements and that there are no known material violations.

         (e) CERTIFICATE OF OCCUPANCY. The Certificate of Occupancy, or temporary Certificate of Occupancy permitting the use and occupancy of the Property for the Borrower's headquarters in the ordinary course and without material variance from the Borrower's customary operation, satisfactory to the Bank, in respect of the Property, including the Expansion;

         (f) APPRAISAL. A written appraisal (the "Appraisal") acceptable to the Bank reporting the fair market value of the Property (including the Expansion), conducted by an appraiser who is a Member of the Appraisal Institute and who is selected and engaged by the Bank; provided that the Bank will consult with the Borrower regarding the appraiser so selected in advance of such engagement, and, provided, further, however, that an objection by the Borrower in connection with such selection shall not be binding on the Bank. The cost of the Appraisal will be paid by the Borrower. The Appraisal shall be prepared in accordance with the Uniform Standards of Professional Appraisal Practice applicable to Federally Related Transactions as set out in Appendix A to the real estate appraisal regulations adopted by the Office of the Comptroller of the Currency pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") (Sub-part C of 12 C.F.R. 34) and shall be prepared in response to an engagement letter to be issued by the Bank.

         (g) NO ADVERSE FILINGS. A certificate of the Borrower, in form and substance reasonably satisfactory to the Bank, to which Uniform Commercial Code searches of the Secretary of State of Ohio and the Recorder of Cuyahoga County are attached, indicating that there are no filings relating to, or which could relate to, the Property or the Personal Property of the Borrower other than those made under the mortgage identified in Schedule B-I of the

ALTA Policy and hereunder, or to secure other Indebtedness of the Borrower to the Bank or as to Personal Property only, as permitted herein.

         (h) FLOOD INSURANCE. Evidence satisfactory to the Bank indicating whether the Property is located within a one hundred year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration, and, if the Property is located in such a flood plain or special flood hazard area, evidence of Federal flood insurance in the maximum amount available, naming the Bank and its successors and assigns as loss payee;

         (i) ENVIRONMENTAL SITE ASSESSMENT. A satisfactory Phase I environmental site assessment report reasonably satisfactory to the Bank, with wetlands certification, prepared for and certified to the Bank by a consultant selected from the Bank's approved list of environmental consultants (or the Borrower may satisfy this requirement by updating an existing site assessment issued on or after October 14, 1995 by such an approved consultant and satisfactory to the
Bank).

         (j) EVIDENCE OF FILING. Evidence satisfactory to the Bank that (i) the Mortgage and the Assignment of Rents, duly executed by the Borrower, have been filed for record in the real estate records of Cuyahoga County, Ohio, and (ii) Uniform Commercial Code financing statements in form and substance satisfactory to the Bank have been filed in the Uniform Commercial Code records of the Secretary of State of Ohio and Cuyahoga County, Ohio.

         (k) TITLE INSURANCE. A loan policy of title insurance issued by First American Title Insurance Company or other insurer reasonably satisfactory to the Bank showing the Mortgage as a first and best lien upon a fee simple estate in the Land and the Improvements, subject only to the Permitted Encumbrances, containing variable interest rate, zoning (or, at the Borrower's option, in lieu of such endorsement other evidence, which may consist of written confirmation from the City of Shaker Heights, reasonably satisfactory to the Bank that the use of the Property for general office purposes comports with all applicable zoning and other land use ordinances or other governmental requirements), and comprehensive endorsements, containing none of the so-called "standard exceptions", and otherwise satisfactory to the Bank in its reasonable discretion.

         (l) SURVEY. An ALTA/ACSM survey (conducted under "urban" standards) jointly certified to both the Bank and the title insurance company depicting the Land and showing the location of the Building and other Improvements, lot lines, building lines, easements, streets, access ways to public streets, right of ways, the absence of encroachments which would have a material adverse effect on the value of the Property or its utility for office and related purposes and otherwise comporting in all material respects (as reasonably determined by the Bank) with the Survey Requirements set forth on Exhibit F hereto.

         (m) COMPLIANCE WITH AGREEMENT. The Borrower and each of its Subsidiaries shall in all material respects be in compliance with all other terms and provisions set forth herein and in each other Related Writing on its part to be observed or performed, and at the time of and immediately after the advance of the Loan, no Event of Default or Possible Default shall have occurred and be continuing.

         (n) FINANCIAL STATEMENTS. A certification by the Borrower's Chief Financial Officer that since the closing date of the Borrower's most recent financial statements delivered to the Bank pursuant to Section 5.1 hereof, no event or condition has occurred or arisen that would affect adversely the credit or security relied upon by the Bank in entering into this Agreement.

         (o) DRAWINGS. A complete set of construction drawings for the Building, including the Expansion, to the extent, if any, necessary to reflect any changes to the Expansion which are of the type or amount which require the Bank's consent pursuant to the terms of Section 4.1(c), above.

         (p) PROPERTY INSURANCE. A certificate or other evidence satisfactory to the Bank that the property insurance covering the Improvements required by
Section 4.4 of the Mortgage is in full force and effect.

         (q) NO DAMAGE. Evidence reasonably satisfactory to the Bank (which may take the form of a certificate of an authorized officer of the Borrower) that none of the Improvements have been damaged to any material degree (or, if damaged, that they have been repaired), and no portion of the Land or Improvements is subject to any condemnation proceeding.

         (r) OTHER DOCUMENTS. Such other documents or materials as the Bank may reasonably request upon reasonable notice to the Borrower.

                                    ARTICLE 5
                                    COVENANTS

    From and after the date hereof through the entire Term and for so long thereafter as any of the Obligations remain unpaid and outstanding, or the Bank shall have the Commitment outstanding, the Borrower agrees to perform and observe and to cause each Subsidiary to perform and observe, all of the following provisions:

         SECTION 5.1 FINANCIAL STATEMENTS.

         (a) QUARTERLY FINANCIAL STATEMENTS. The Borrower will furnish to the Bank promptly and in any case within fifty (50) days after the end of each of the first three (3) Fiscal Quarters of each of its Fiscal Years, unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of that period and the unaudited consolidated statements of income and reconciliations of consolidated cash flows for that period (either by delivery of the Borrower's Form 10-Q Quarterly Report for such period or by separate delivery of such financial statements), all prepared on a consolidated basis and in accordance with generally accepted accounting principles (except for certain information and footnotes normally included in financial statements prepared in accordance with generally accepted accounting principles which are condensed or omitted pursuant to the rules and regulations of the SEC which condensation or omissions do not, in the view of the Borrower, make the information in such financial statements inadequate or misleading), consistently applied, and otherwise in form and detail reasonably satisfactory to the Bank and certified by a financial officer of the Borrower.

         (b) ANNUAL FINANCIAL STATEMENTS. The Borrower will furnish to the Bank promptly and in any case within ninety-five (95) days after the end of each of its Fiscal Years, a complete annual audit report of the Borrower and its Subsidiaries for that year (either by delivery of the Borrower's Form 10-K Annual Report for such period or by separate delivery of such financial statements), all prepared on a consolidated basis and in accordance with generally accepted accounting principles except as disclosed therein, and in form and detail reasonably satisfactory to the Bank and certified by Price Waterhouse (or another firm of independent public accountants reasonably satisfactory to the Bank), together with a certificate by the accountant setting forth any Events of Default or Possible Defaults coming to its attention during the course of its audit or, if none, a statement to that effect.

         (c) OFFICER'S CERTIFICATES. The Borrower will furnish to the Bank, promptly upon the Bank's written request, such other information about the financial condition, properties and operations of the Borrower and its Subsidiaries as the Bank may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to the Bank and certified by a financial officer of the Borrower or the Subsidiary in question and the Borrower will in any event furnish to the Bank the following:

         (i) concurrently with the financial statements delivered in connection with clause (a) and (b) above, a certificate of a responsible financial officer of the Borrower, certifying that (A) to his knowledge and belief, those financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries (subject, in the case of interim financial statements, to routine year-end audit adjustments) and (B) no Possible Default then exists or if any does, a brief description thereof and of the Borrower's intentions in respect thereof, and

    (ii) within fifty (50) days after the end of any Fiscal Quarter and within ninety-five (95) days after the end of any Fiscal Year, a certificate of a responsible financial officer of the Borrower, in the form of Exhibit G hereto, setting forth the calculations necessary to determine whether or not the Borrower and its Subsidiaries are in compliance with the general financial standards set forth in Sections 5.16, 5.17, 5.18, 5.19 and 5.20.

         (d) PUBLICLY-FILED INFORMATION. The Borrower will furnish to the Bank, promptly when filed (in final form) or sent, a copy of

                  (i)      each registration statement (other than on Form S-
                           8), Form 10-K annual report, Form 10-Q quarterly report, Form 8-K current report or similar document filed by the Borrower with the SEC (or any similar federal agency having regulatory jurisdiction over the Borrower's securities) and

                 (ii) each proxy statement, annual report or other document sent by the Borrower to its stockholders or other security-holders generally (or any trustee for transmission to any such holders under any indenture which secures any of its securities or pursuant to which such securities are issued).

         SECTION 5.2  NOTICE.

         (a) NOTICE OF DEFAULT; MISREPRESENTATION. The Borrower shall give the Bank (i) prompt written notice as soon as possible, and in any event within five
(5) days, after any responsible officer of the Borrower or any Subsidiary (A) knows of the occurrence of any Possible Default or of any development which in such officer's reasonable belief would or might reasonably be expected to result in a Material Adverse Effect or (B) reasonably believes that any representation or warranty made in this Agreement or any Related Writing shall for any reasons have ceased in any material respect to be true and complete and (ii) a statement on behalf of the Borrower executed by any responsible officer of the Borrower or such Subsidiary setting forth the details of such Possible

Default or such development and the action that the Borrower has taken or proposes to take with respect thereto.

         (b) NOTICE OF DEFAULT UNDER ERISA. If any responsible officer of the Borrower shall receive written notice from any ERISA Regulator or otherwise have actual knowledge that a Default under ERISA exists with respect to any Plan, the Borrower shall notify the Bank of the occurrence of such Default under ERISA within five (5) days after receiving such notice or obtaining such knowledge and shall, so long as the Default under ERISA has not been corrected to the satisfaction of, or waived in writing by, the party giving notice, the Borrower shall thereafter treat as a current liability (if not otherwise so treated) all liability of the Borrower or its Subsidiary that would arise by reason of the termination of or withdrawal from such Plan if such Plan was then terminated.

         (c) NOTICE OF LITIGATION. The Borrower shall give the Bank prompt, and in any event within five (5) days of the date any responsible officer of the Borrower or any of its Subsidiaries becomes aware of, notice of (i) any suit at Law or in equity filed against the Borrower or any of its Subsidiaries involving money or property valued in excess of Five Million Dollars ($5,000,000), except where the same is fully covered by insurance (subject to normal deductibles) and the insurer has accepted liability therefor, and (ii) any litigation, investigation or proceeding before or by any administrative or governmental agency, department, bureau, commission or board the effect of which would or might reasonably be expected to have a Material Adverse Effect.

         (d) ENVIRONMENTAL REPORTING. The Borrower shall give the Bank prompt, and in any event within ten (10) days of the date the Borrower or any of its Subsidiaries receives or transmits, as the case may be, copies of all material communications with any government or governmental agency relating to Environmental Laws.

         SECTION 5.3 INSURANCE. The Borrower shall (a) keep itself and all of its insurable properties insured at all times to such extent, by such insurers (or by a sound program of self-insurance reasonably satisfactory to the Bank), and against such hazards and liabilities as is generally and prudently done by like businesses, it being understood that all such insurance coverage at the date of this Agreement meets the standards contemplated by this Section 5.3, and shall comply with the insurance provisions of the Mortgage and, if the Property is located in a one hundred year flood plain or a special flood hazard area, keep the Property insured with maximum coverage of Federal flood hazard insurance, (b) give the Bank prompt written notice of each material change in insurance coverage and the details of the change and (c) promptly upon the Bank's written request, furnish to the Bank such information about any such insurance as the Bank may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Bank and certified by an officer of the Borrower or the applicable Subsidiary. The review and approval by the Bank of any such self-insurance program proposed by the Borrower will be conducted solely for the benefit of the Bank to protect its interests hereunder in respect of the Borrower's and its Subsidiaries' payment and performance of the Obligations and shall not be construed to imply that the Bank has reviewed or approved the soundness or propriety of such plan as it may affect the Borrower, the Subsidiaries or any other Person; and the Bank shall have no liability in respect of any such program.

         SECTION 5.4 TAX OBLIGATIONS. The Borrower shall pay in full prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings) for which the Borrower may be or become liable or to which any or all of the Property may be or become subject.

         SECTION 5.5 RECORDS. The Borrower shall (a) at all times maintain true and complete records and books of account and, without limiting the generality of the foregoing, maintain appropriate reserves for possible losses and liabilities, all in accordance with generally accepted accounting principles and
(b) upon reasonable notice and at all reasonable times permit the Bank to examine its books and records and to make excerpts therefrom and transcripts thereof.

         SECTION 5.6 FRANCHISES. The Borrower shall preserve and maintain at all times its corporate existence, and, to the extent the termination thereof would have a Material Adverse Effect, its corporate rights and franchises; PROVIDED, HOWEVER, that this Section 5.6 shall not prevent any merger or consolidation permitted by Section 5.9 hereof.

         SECTION 5.7 ERISA COMPLIANCE. The Borrower shall not incur any material accumulated funding deficiency within the meaning of the ERISA and the regulations thereunder, or any material liability to the Pension Benefit Guaranty Corporation, established thereunder in connection with any Plan. The Borrower shall furnish to the Bank (i) simultaneously with a filing with the Pension Benefit Guaranty Corporation of a notice regarding any Reportable Event and in any event within thirty (30) days after a responsible officer of the Borrower knows that any Reportable Event with respect to any Plan has occurred, a statement of any responsible financial officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to the Borrower , (ii) promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each Plan established or maintained by the Borrower for each plan year, including (x) where required by Law, a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by Price Waterhouse (or another firm of independent public accountants of recognized standing reasonably satisfactory to the Bank) and (y) an actuarial statement of such Plan applicable to such plan year, certified by an enrolled actuary of recognized standing reasonably satisfactory to the Bank, and (iii) promptly after receipt thereof a copy of any notice the Borrower or any member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by the Borrower; PROVIDED, HOWEVER, that this latter clause shall not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service. The Borrower shall notify the Bank promptly of any taxes assessed, proposed to be assessed or which the Borrower has reason to believe may be assessed against the Borrower by the Internal Revenue Service with respect to any Plan and any filing which relates to the withdrawal by the Borrower from a Multi-Employer Plan. As used in this subsection "material" means the measure of a matter of significance which shall be determined as being an amount equal to or greater than Ten Million Dollars ($10,000,000).

         SECTION 5.8  RESERVED.

         SECTION 5.9 MERGERS AND CONSOLIDATIONS; ASSET TRANSFERS. The Borrower shall not (a) be a party to any consolidation, control share acquisition, majority share acquisition or other business combination or merger, or (b) lease, sell or otherwise transfer any assets comprising any material portion of the Property (other than such chattels, if any, as may have become obsolete or no longer useful in the continuance of its present business) except in the normal course of its present business; provided, however, that, if no Possible Default shall then exist or immediately thereafter will begin to exist, this
Section 5.9 shall not apply to (i) any merger of any Subsidiary with the Borrower, subject, however, to the condition that the Borrower shall be the surviving corporation, or (ii) any transfer of assets from the Borrower to any Subsidiary or any Subsidiary to the Borrower or (iii) any merger of the Borrower with any other entity so long as the Borrower is the surviving corporation, or
(iv) any merger of the Borrower with, or any purchase or other acquisition of all or a substantial part of the assets of, any corporation or other business enterprise engaged in the same or similar businesses of the Borrower; provided,
(1) the financial
covenants set forth in Sections 5.16, 5.18 and 5.19 shall have been met on a pro forma, consolidated basis, as of the end of the preceding Fiscal Quarter of the Borrower, and (2), in the event of a merger, the Borrower is the surviving corporation.

         SECTION 5.10 LIENS. The Borrower shall not suffer or permit any of the Property now owned or hereafter acquired by it to be or become encumbered by any mortgage, security interest, financing statement or Lien of any kind or nature whatsoever, except Permitted Encumbrances.

         SECTION 5.11 INDEBTEDNESS FOR BORROWED MONEY. The Borrower shall not create, incur or suffer to exist any Indebtedness for Borrowed Money of any kind if, at the time of the incurrence of such Indebtedness or immediately thereafter, an Event of Default or a Possible Default exists or would exist.

         SECTION 5.12 COMPLIANCE WITH LAWS. The Borrower shall comply in all respects with its Articles of Incorporation or Certificate of Incorporation, as the case may be, and Regulations or By-laws, as the case may be, and all applicable occupational safety and health Laws, federal and state securities Laws, product safety Laws, Environmental Laws and every other Law, treaty, rule, regulation, determination of an arbitrator, and every lawful governmental order or determination if non-compliance with such Law or order would have a Material Adverse Effect; provided, however, that this Section 5.12 shall not apply to any noncompliance if and to the extent that the same is being contested in good faith by timely and appropriate proceedings which are effective to stay enforcement thereof and against which appropriate reserves have been established.

         SECTION 5.13 PROPERTIES. The Borrower shall maintain all assets materially necessary to its continuing operations in good working order and condition, ordinary wear and tear excepted.

         SECTION 5.14 CHANGE IN NATURE OF BUSINESS. The Borrower shall not make any material change in the nature of its business as carried on at the date hereof; provided, however, that this Section 5.14 shall not prohibit the Borrower from expanding its business operations into any geographic area where such operations are not currently located.

         SECTION 5.15 USE OF PROCEEDS. The Borrower shall use the proceeds of the Loan only for the purposes specified in Section 2.2.

         SECTION 5.16 CONSOLIDATED NET WORTH. The Borrower will not suffer or permit its Consolidated Net Worth as of the date of the Initial Credit Event and as at the end of any Fiscal Quarter to be less than the "Required Minimum Amount" in effect at such time. The "Required Minimum Amount" shall be (i) as of the date of the Initial Credit Event, the greater of (A) Six Hundred Million Dollars ($600,000,000) and (B) an amount equal to the Consolidated Net Worth of the Borrower as at the close of the Fiscal Quarter immediately preceding the date of the Initial Credit Event MINUS Forty-Five Million Dollars ($45,000,000); and
(ii) as at the end of any Cumulative Fiscal Period ending after the Closing
Date:

         (a)  the Required Minimum Amount PLUS

         (b) an aggregate amount equal to fifty percent (50%) of Borrower's consolidated net earnings (if any and only to the extent a positive number) for such Cumulative Fiscal Period, in each case calculated after taxes and cumulating income and losses for all Fiscal Quarters within such Cumulative Fiscal Period (such amount being "Cumulative Fiscal Earnings") PLUS

         (c) an aggregate amount equal to all Cumulative Fiscal Earnings (if any and only to the extent a positive number) attributable to Fiscal Years ending after the Closing Date and not including the Fiscal Year during which said Cumulative Fiscal Period is occurring (which aggregate amount shall not be reduced by consolidated net losses (if any) reported for any Fiscal Year ending after the Closing Date), PLUS

         (d) an amount equal to the total net proceeds received by the Borrower at any time from any stock or other equity offering or any conversion of Subordinated Indebtedness into equity after the Closing Date (excluding stock offerings under any employee benefit plan of the Borrower or its Subsidiaries).

         SECTION 5.17 CONSOLIDATED FIXED CHARGE COVERAGE. The Borrower shall not suffer or permit, as at the end of any Four Fiscal Quarter Period, the ratio (the "Consolidated Fixed Charge Coverage Ratio") of: (i) Consolidated Net Pre-Tax Earnings of the Borrower and its Subsidiaries attributable to such period plus Consolidated Net Fixed Lease Charges attributable to such period PLUS Consolidated Net Interest Expense attributable to such period PLUS depreciation and amortization charges of the Borrower and its Subsidiaries attributable to such period, to (ii) Consolidated Net Fixed Lease Charges attributable to such period PLUS Consolidated Net Interest Expense attributable to such period PLUS scheduled principal payments in respect of any Long- Term Indebtedness of the Borrower and its Subsidiaries during such period, to be less as at such date than 1.45 to 1.00.

         SECTION 5.18 CONSOLIDATED CURRENT FUNDED INDEBTEDNESS. The Borrower shall not suffer or permit, as at the end of any Fiscal Quarter, the ratio of:
(i) Consolidated Current Assets at such date to (ii) Consolidated Current Liabilities at such date PLUS, without duplication, Funded Senior Debt at such date to be less than 1.15 to 1.00 as at the end of any Fiscal Quarter of any Fiscal Year.

         SECTION 5.19 CONSOLIDATED LEVERAGE RATIO. The Borrower shall not suffer or permit, as at the end of any Fiscal Quarter, the ratio (the "Consolidated Leverage Ratio") of: (i) Funded Senior Debt outstanding as at such date to (ii) the sum of Funded Senior Debt outstanding as at such date PLUS the Subordinated Indebtedness PLUS Consolidated Net Worth as at such date to be greater than .45 to 1.00.

         SECTION 5.20 DIVIDENDS. The Borrower shall not make any Distribution to its shareholders upon and during the continuance of an Event of Default or Possible Default under Sections 7.1, 7.2 (by reference to a breach of Section
5.16 or Section 5.17 only), 7.8 or 7.9.

         SECTION 5.21 RESERVED.

         SECTION 5.22 RESERVED.

         SECTION 5.23 PROTECTION OF SECURITY INTEREST IN PERSONAL PROPERTY. Subject only to Permitted Encumbrances, the Borrower shall maintain the lien and security interest created by the Mortgage as a first lien upon the Personal Property subject thereto and take such actions and execute and deliver to the Bank such instruments and documents as the Bank may reasonably require from time to time in connection therewith, including without limitation any supplemental security agreements, Form UCC-1 or UCC-2 financing statements, continuation statements or other instruments and documents extending or perfecting the security interest of the Bank in and to such Personal Property as it may exist from time to time, it being understood that personal property in the nature of the Borrower's office desks and chairs and office computers used in the operation and management of the Borrower's business shall not be so encumbered.

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Bank as follows:

         SECTION 6.1 EXISTENCE. The Borrower is a corporation duly organized and validly existing and in good standing under the Laws of the state of its incorporation and is duly qualified and authorized to do business wherever it owns any real estate or personal property or transacts any substantial business, except in jurisdictions in which failure to so qualify would not have a Material Adverse Effect.

         SECTION 6.2 POWER, AUTHORIZATION AND CONSENT. The execution, delivery and performance of this Agreement and the

Note and of all Related Writings by the Borrower to which it is party (a) are within the Borrower's corporate power and authority, (b) have been duly authorized by all necessary or proper action of the Borrower, (c) do not require the consent or approval of any governmental body, agency, authority or any other Person which has not been obtained and (d) will not violate (i) any provision of Law applicable to the Borrower, (ii) any provision of the Borrower's certificate or articles of incorporation or by-laws or regulations, or (iii) any material agreement or material indenture by which the Borrower or the property of the Borrower is bound, except where such violation specified in this clause (iii) would not have a materially adverse effect on the Borrower, or (e) will not result in the creation or imposition of any lien or encumbrance on any property or assets of the Borrower except as provided herein.

         SECTION 6.3 LITIGATION; PROCEEDINGS. No action, suit, investigation or proceeding is now pending or, to the knowledge of Borrower, threatened, against the Borrower or any of its Subsidiaries, at Law, in equity or otherwise, or with respect to this Agreement or any Related Writing, before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators which would or might reasonably be expected to have a Material Adverse Effect.

         SECTION 6.4 ERISA COMPLIANCE. Neither the Borrower nor any Subsidiary has incurred any material accumulated funding deficiency within the meaning of the ERISA, and the regulations thereunder. No Reportable Event has occurred with respect to any Plan which may result in any material liability against the Borrower. The Pension Benefit Guaranty Corporation, established under ERISA, has not asserted that the Borrower has incurred any material liability in connection with any Plan. No Lien has been attached and no person has, to the best of the Borrower's knowledge, threatened to attach a lien on any property of the Borrower as a result of the Borrower's failing to comply with ERISA or regulations. As used in this subsection, "material" means the measure of a matter of significance which shall be determined as being an amount equal to or greater than Ten Million Dollars ($10,000,000).

         SECTION 6.5 FINANCIAL CONDITION. The consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year ending January 27, 1996, previously delivered to the Bank have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used during their next preceding Fiscal Year (except as noted therein) and fairly and accurately present in all material respects their then financial condition and operations for the Fiscal Year then ending (including, without limiting the generality of the foregoing, a disclosure of all material contingent liabilities). There has been no material change in the B financial condition, properties or business of the Borrower or any Subsidiary since that date.

         SECTION 6.6 RESERVED.

         SECTION 6.7 SOLVENCY. The Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Bank. The Borrower is not insolvent as defined by any applicable state or federal Law, nor will the Borrower be rendered insolvent by the execution and delivery of this Agreement or the Note to the Bank. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to the Bank incurred hereunder. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

         SECTION 6.8 DEFAULT. No Possible Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

         SECTION 6.9 LAWFUL OPERATIONS. The operations of the Borrower are in compliance as of the date hereof and the Closing Date with all requirements imposed by Law or regulation, whether federal, state or local including (without limitation) all Environmental Laws, occupational safety and health Laws and zoning ordinances except where the noncompliance with any such Laws could not be reasonably expected to result in a Material Adverse Effect; PROVIDED, HOWEVER, that this Section 6.9 shall not apply to any noncompliance if and to the extent that the same is being contested in good faith by timely and appropriate proceedings which are effective to stay enforcement thereof and against which appropriate reserves have been established.

        SECTION 6.10 INVESTMENT COMPANY ACT STATUS. The Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Section 80(a)(1), et seq.).

         SECTION 6.11 REGULATION G/REGULATION U/REGULATION X COMPLIANCE. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock", (as defined by Regulation U of the Board of Governors of the Federal Reserve System of the United States (as amended from time to time)) and all official rulings and interpretations thereunder or thereof and at no time shall more than 25% of the value of the assets of the Borrower or the Borrower and its Consolidated

Subsidiaries that are subject to any "arrangement" (as such term is used in section 221.2(g) of Regulation U) be represented by "margin stock". No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to extend credit to others for the purpose of purchasing "margin stock" or to carry or to extend credit to others for the purpose of carrying stock which will be "margin stock" after giving effect to the Loan or (ii) for any purpose that entails a violation of, or is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System of the United States, including Regulation G, U or X.

         SECTION 6.12 FULL DISCLOSURE. No information, exhibits or reports furnished by the Borrower to the Bank omits to state any fact necessary to make the statements contained therein not materially misleading in light of the circumstances and purposes for which such information was provided. The Borrower has provided all information requested by the Bank and all such information is complete and accurate in all material respects.

                                    ARTICLE 7
                                EVENTS OF DEFAULT

         Each of the following shall constitute an event of default (an "Event of Default") hereunder:

         SECTION 7.1 PAYMENTS. If the principal of or interest on the Note, or any reimbursement, payment or amount or fee due the Bank under this Agreement shall not be paid in full punctually when due and payable, or within five (5) days thereafter.

         SECTION 7.2 COVENANTS. If the Borrower or any Subsidiary shall fail or omit to perform and observe (a) any agreement or other provision (other than those referred to in Section 7.1 hereof or in either of clause (b) or clause (c) of this Section 7.2) contained or referred to in this Agreement that is on the Borrower's or such Subsidiary's part to be complied with and such Possible Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to the Borrower by the Bank that the specified Possible Default is to be remedied or (b) any agreement or other provision contained in any one or more of Sections 5.2, 5.3, 5.5, 5.10, 5.11 or 5.24 hereof and such Possible Default shall not have been fully corrected within fifteen (15) days after the occurrence of such Possible Default or (c) any agreement or other provision contained in any one or more of Sections 5.9, 5.16, 5.17, 5.18, 5.19, 5.20, 5.22, or 5.23 hereof or (d) any agreement or other provision contained or referred to in any Related Writing, including, without limitation, the Mortgage and the Assignment of Rents, that is on the Borrower's part to be complied with and after such notice or grace period or both, if any, provided for in such Related Writing (or, if no notice or grace period is specified in such Related Writing, within thirty (30) days after the giving of written notice thereof to the Borrower by the Bank that such failure or omission to perform or observe is to be remedied).

         SECTION 7.3 WARRANTIES. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by the Borrower to the Bank or any other holder of the Note shall be false or erroneous in any material respect when furnished or made or deemed furnished or made hereunder.

         SECTION 7.4 CROSS DEFAULT. If (a) the Borrower, after any applicable notice or grace period or both, (i) defaults in the payment of any principal or interest due and owing upon any other Indebtedness for Borrowed Money (including, without limitation, loans under the Swingline Facility or Outside Loans) in excess of Five Million Dollars ($5,000,000) in principal amount or
(ii) defaults in the performance of any other agreement, term or condition contained in any promissory note, agreement or other instrument under which such Indebtedness is evidenced, created, constituted, secured or governed which default causes, or permits the holder of such Indebtedness the right to cause, the acceleration of the maturity thereof, or (b) an "Event of Default" exists under the Credit Agreement.

         SECTION 7.5 CHANGE OF CONTROL. If (x) any "person" or "group" (other than the "executive officers" of the Borrower as of the date hereof and their respective immediate family members, heirs, devises, legatees or trusts for the benefit of any of the foregoing) shall become the "beneficial owner" (as those terms are respectively used in the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder) of more than thirty-three and one-third percent (33-1/3%) (or, in the case of Kmart Corporation, forty percent (40%)) of the outstanding voting stock of the Borrower or shall otherwise acquire the power (whether by contract, by proxy or otherwise) to elect a majority of the Borrower's Board of Directors or (y) during any twelve (12) month period, individuals who were directors of the Borrower at the beginning of such period or were elected to the Board of Directors of the Borrower with the approval of a majority of such directors shall cease to constitute a majority of the Board of Directors.

         SECTION 7.6 TERMINATION OF PLAN OR CREATION OF WITHDRAWAL LIABILITY. If
(a) any Reportable Event occurs and the Bank, in its sole and reasonable determination, deems such Reportable Event to constitute grounds (i) for the termination of any Plan by the Pension Benefit Guaranty Corporation or (ii) for the appointment by the appropriate United States district court of a trustee to administer any Plan and such Reportable Event shall not have been fully corrected or remedied to the reasonable satisfaction of the Bank within thirty (30) days after giving of written notice of such determination to the Borrower by the Bank or (b) any Plan shall be terminated within the meaning of Title IV of ERISA (other than a Standard Termination, as that term is defined in Section 4041(b) of ERISA), or (c) a trustee shall be appointed by the appropriate United States district court to administer any Plan, or (d) the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan or (e) there occurs a withdrawal by the Borrower or any Subsidiary from a Multi-Employer Plan which results or may result in a withdrawal liability in an amount equal to or greater than Ten Million Dollars ($10,000,000).

         SECTION 7.7 VALIDITY OF AGREEMENTS. If this Agreement or the Note of this Agreement or any other Related Writing, which Related Writing provides for the payment of money or the subordination or limitation of rights with respect to any Indebtedness, shall for any reason cease to be, or be asserted by the Borrower not to be, a legal, valid and binding obligation of any party thereto (other than the Bank) enforceable in accordance with its terms.

         SECTION 7.8 SOLVENCY OF SUBSIDIARIES. If any Subsidiary which, as of the last day of the fiscal year of that Subsidiary most recently ended, had assets having a book value, in the aggregate, of equal to or more than ten percent (10%) of the book value of the Consolidated Assets as of such date, determined in accordance with generally accepted accounting principles, consistently applied, shall (a) generally not pay its debts as such debts become due, or (b) make a general assignment for the benefit of creditors, or (c) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of itself or all or a substantial part of its assets, or (d) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (e) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (f) suffer or permit to continue unstayed and in effect for thirty
(30) consecutive days any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of itself or of all or a substantial part of its assets, or (g) take or omit to take any other action in order thereby to effect any of the foregoing.

         SECTION 7.9 THE BORROWER'S SOLVENCY. If the Borrower shall (a) discontinue business, or (b) generally not pay its debts as such debts become due, or (c) make a general assignment for the benefit of creditors, or (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, or (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other Law (whether federal or state) relating to relief of debtors, or admit any answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or
(g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court or governmental commission of competent jurisdiction, which assumes custody or control of the Borrower or BizMart approves a petition seeking reorganization of the Borrower or any other judicial modification of the rights of its creditors, or appoints a receiver, custodian, trustee, interim trustee or liquidator for the Borrower or of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

         SECTION 7.10 JUDGMENTS. If (a) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (unless such judgment (i) shall have been reserved for by the Borrower on the date hereof or (ii) shall be insured and the insurance carrier shall have acknowledged in writing liability in respect of the full amount thereof or shall have been ordered by a court of competent jurisdiction to pay such judgment) shall be rendered against the Borrower, any Subsidiary or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or (b) any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment.

                                    ARTICLE 8
                              REMEDIES UPON DEFAULT

    Notwithstanding any contrary provision or inference herein or elsewhere,

         SECTION 8.1 OPTIONAL DEFAULTS. If any Event of Default referred to in Sections 7.1 through and including 7.8 or in Section 7.10 shall occur and be continuing, the Bank shall have the right in its discretion to accelerate the maturity of all of the Borrower's Obligations to the Bank (if it be not already due and payable), whereupon all of the Borrower's Obligations to the Bank (including but not limited to the Note) shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.

         SECTION 8.2 AUTOMATIC DEFAULTS. If any Event of Default referred to in
Section 7.9 shall occur, the principal of and interest on the Note, and all of the Borrower's other Bank Debt, shall thereupon become and thereafter be immediately due and payable in full (if it be not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

         SECTION 8.3 OFFSETS. If there shall occur or exist any or Event of Default or Possible Default referred to in Section 7.9 or if the maturity of the
Note is accelerated pursuant to Section 8.1 or 8.2, the Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by the Borrower to the Bank, whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by the Bank to or for the credit or account of the Borrower, all without notice to or demand upon the Borrower or any other person, all such notices and demands being hereby expressly waived by the Borrower.

                                    ARTICLE 9
                            SALES AND PARTICIPATIONS

         SECTION 9.1 SALE OF PARTICIPATION. The Bank shall have the right at any time or times to sell one or more participation or subparticipations to a financial institution, as the case may be, in all or any part of (a) the Loan,
(b) the Note and (c) this Agreement and the other Related Writings.

         SECTION 9.2 BENEFITS OF PARTICIPANT. The provisions of Sections 3.7,
3.8 and 3.9 shall inure to the benefit of each purchaser of a participation or subparticipation (provided that each such participant shall look solely to the seller of its participation for those benefits and the Borrower's liabilities, if any, under any of those sections shall not be increased as a result of the sale of any such participation).

         SECTION 9.3 RIGHTS RESERVED. In the event the Bank shall sell any participation or subparticipation, the Bank shall, as between itself and the purchaser, retain all of its rights

(including, without limitation, rights to enforce against the Borrower this Agreement and the Related Writings) and duties pursuant to this Agreement and the Related Writings.

         SECTION 9.4 NO DELEGATION. No participation or subparticipation shall operate as a delegation of any duty of the seller thereof. Under no circumstance shall any participation or subparticipation be deemed a novation in respect of all or any part of the seller's obligations pursuant to this Agreement.

         SECTION 9.5 CONFIDENTIALITY. The Bank hereby (a) acknowledges that the Borrower and each of its Subsidiaries have many trade secrets and much financial, environmental and other data and information the confidentiality of which is important to their business and (b) agrees to keep confidential any such trade secret, data or information designated in writing by the Borrower or any of its Subsidiaries as confidential, except that this Section shall not preclude the Bank from furnishing any such secret, data or information: (i) as may be required by order of any court of competent jurisdiction or requested by any governmental agency having any regulatory authority over that Bank or its securities or in response to legal process, (ii) to any other party to this Agreement, (iii) or to any affiliate of the Bank or to any actual or prospective participant or subparticipant (so long as such affiliate or prospective participant or subparticipant is a financial institution which executes a confidentiality agreement in respect of confidential information relating to the Borrower and its Subsidiaries in form and substance appropriate, in the Bank's judgment, under the then current circumstances) of all or part of the Bank's rights arising out of or in connection with the Related Writings and this Agreement or any thereof so long as such affiliate, prospective participant or subparticipant to whom disclosure is made agrees to be bound by the provisions of this Section 9.5, (iv) to anyone if it shall have been already publicly disclosed (other than by the Bank in contravention of this Section 9.5), (v) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement or any Related Writing, (vi) to the Bank's legal counsel, auditors and accountants and (vii) in connection with any legal proceedings instituted by or against the Bank.

                                   ARTICLE 10
                                  MISCELLANEOUS

         SECTION 10.1 AMENDMENTS, CONSENTS. No amendment, modification, termination, or waiver of any provision of this Agreement or of the Note, nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Bank (and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given).

         SECTION 10.2 NO WAIVER; CUMULATIVE REMEDIES. No omission or course of dealing on the part of the Bank or the holder of the Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of Law, by contract or otherwise.

         SECTION 10.3 NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to the Borrower, mailed or delivered to it (including, without limitation, delivery by facsimile transmission), addressed to it at the address specified on the signature pages of this Agreement, with copies to Todd DuChene, Esq., OfficeMax, Inc., 3065 Warrensville Center Road, Shaker Heights, Ohio 44122 and Robert Markey, Esq., Baker & Hostetler, 3200 National City Center, 1900 East Ninth Street, Cleveland, Ohio 44114, if to the Bank, mailed or delivered to it (including, without limitation, delivery by facsimile transmission), addressed to the address of the Bank specified on the signature pages of this Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail or delivered to a telegraph company, addressed as aforesaid, except that notices from the Borrower to the Bank pursuant to any of the provisions hereof, including, without limitation, Articles 3, 4, 5 and 6 hereof, shall not be effective until received by the Bank.

         SECTION 10.4 COSTS AND EXPENSES; ENVIRONMENTAL INDEMNIFICATION. The Borrower agrees to pay on demand all reasonable costs and expenses of the Bank in connection with the preparation, execution, delivery, modification, administration and amendment of this Agreement (including, without limitation, any amendment), the Note, the Related Writings and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto (including any reasonable interdepartmental charges) and with respect to advising the Bank as to its rights and responsibilities under this Agreement. Without limiting the generality of the foregoing, such costs and expenses shall include: (a) reasonable attorneys' and paralegals' costs, expenses and disbursements of counsel to the Bank; (b) extraordinary expenses of the Bank in connection with the administration of this Agreement, the Note, any other Related Writing and the other instruments and documents to be delivered hereunder; (c) the reasonable fees and out-of-pocket expenses of special counsel for the Bank with respect thereto and of local counsel, if any, who may be retained by said special counsel with respect thereto; (d) costs and expenses (including reasonable attorneys and paralegal costs, expenses and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with this Agreement, the Note, or any other Related Writing and the transactions contemplated thereby; (e) sums paid or incurred to pay any amount or take any action required of the Borrower under this Agreement, the Note or any Related Writing that the Borrower fails to pay or take; (f) the cost of any appraisal, survey, environmental audit or the retention of any other professional service or consultant commenced after the occurrence and continuation of an Event of Default and deemed reasonably necessary by the Bank; (g) costs of inspections and periodic review of the records of the Borrower or any of its Subsidiaries, including, without limitation, travel, lodging, and meals for inspections of the Borrower's operations by the Bank up to one time per year and at any time after the occurrence and during the continuation of an Event of Default; (h) costs and expenses (including, without limitation, attorneys' fees) paid or incurred to obtain payment of the Obligations (including the Obligations arising under this Section 10.4), enforce the provisions of the Credit Agreement, the Note, or any other Related Writing, or to defend any claims made or threatened against the Bank arising out of the transactions contemplated hereby (including without limitation, preparations for and consultations concerning any such matters); and
(i) title insurance premiums, and costs of preparation of the survey, appraisal, architect's and engineer's report, environmental site assessment in respect of the Property, and mortgage recordation fees and taxes. The Borrower further agrees to pay on demand all costs and expenses of the Bank, if any (including reasonable counsel fees and expenses), in connection with the restructuring or the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Note, any other Related Writing and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this
Section 10.4. The foregoing shall not be construed to limit any other provisions of this Agreement, the Note, or any Related Writing regarding costs and expenses to be paid by the Borrower. All of the foregoing costs and expenses may be charged, in the Bank's sole discretion, to the Borrower's loan account as an addition to the Loan (notwithstanding existence of any Possible Default or Event of Default or the failure of the conditions of Article 4 to have been satisfied). The Borrower further agrees to indemnify the Bank against, and hold the Bank harmless from, any loss, costs, damages, or expense (including, without limitation, the fees and expenses of counsel to the Bank) that the Bank may incur, directly or indirectly, as a result of or in connection with the assertion against the Bank of any claim relating to the presence or removal of any Hazardous Material or other environmental contamination on the Property, or any violation of any Environmental Law in respect of the Property, unless such Hazardous Material, environmental condition or violation of Environmental Law was caused solely by the Bank's gross negligence or willful misconduct.

         SECTION 10.5 APPROVAL OF PLANS. The Bank's review and approval of the Plans and Specifications and, to the extent required hereunder, any modifications thereof, is solely for the Bank's credit purpose and shall not be deemed to create any responsibility or liability in the Bank.

         SECTION 10.6 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         SECTION 10.7 BINDING EFFECT; ASSIGNMENT. This Agreement shall become effective when it shall have been executed by the Borrower and by the Bank and thereafter shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. No person, other than the Bank, shall have or acquire any obligation to grant the Borrower the Loan hereunder. The Bank may at any time sell, assign, transfer, or grant a participation pursuant to Article 9 hereof.

         SECTION 10.8 GOVERNING LAW. This Agreement, the Note and any Related Writing shall be governed by and construed in accordance with the Laws of the State of Ohio and the respective rights and obligations of the Borrower and the Bank shall be governed by Ohio Law.

         SECTION 10.9 SEVERABILITY OF PROVISIONS; CAPTIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.

         SECTION 10.10 ENTIRE AGREEMENT. This Agreement and the Related Writings referred to in or otherwise contemplated by this Agreement set forth the entire agreement of the parties as to the transactions contemplated by this Agreement.

         SECTION 10.11 JURY TRIAL WAIVER. THE BORROWER AND THE BANK WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY

DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE BORROWER AND THE BANK ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

         SECTION 10.12 JURISDICTION; VENUE; INCONVENIENT FORUM.

         (a) JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY OHIO STATE COURT OR FEDERAL COURT OF THE UNITED STATED OF AMERICA SITTING IN CUYAHOGA COUNTY, OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR ANY RELATED WRITING, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH OHIO STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTE OR ANY RELATED WRITING IN THE COURTS OF ANY JURISDICTION.

         (b) VENUE; INCONVENIENT FORUM. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBLIGATION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR ANY OTHER RELATED WRITING IN ANY OHIO STATE OR FEDERAL COURT SITTING IN OHIO. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. THE BORROWER CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized, as of the date first above written.

                                             OFFICEMAX, INC.

                                             By: /s/ John C. Belknap
                                                ---------------------------
                                             Title: EVP & CFO
                                                   ------------------------

                                             3065 Warrensville Center Road
                                             Shaker Heights, Ohio 44122
                                             Attention:
                                                       --------------------
                                             Telecopy: (216) 491-4040


                                             KEYBANK NATIONAL
                                             ASSOCIATION

                                             By: /s/ Frank J. Jancar
                                                ---------------------------
                                             Title: Vice President
                                                    -----------------------

                                             127 Public Square
                                             Cleveland, Ohio  44114
                                             Attention: Large Corporate
                                             Telecopy: (216) 689-4981




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